EXHIBIT 99.1

PRESS RELEASE

CONTACT:

Douglas Russell

Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

October 14, 2005

ROTONICS MANUFACTURING INC. ANNOUNCES FIRST QUARTER EARNINGS

NET SALES INCREASED 4.4% AND NET INCOME INCREASED 12.9%

Gardena, California (October 14, 2005) – Rotonics Manufacturing Inc. (ASE:  RMI) today announced that first quarter net income was $742,800, or $.06 per common share, on net sales of $12,500,100 compared to net income of $657,800, or $.05 per common share, on net sales of $11,969,500 for the same period last year.

We were pleased with the overall $530,600 increase in our net sales during the current period.  We continue to benefit from enhancements to our proprietary product offerings, which is apparent in the 17.6% increase in our industrial products group and the 26.9% increase in our refuse products during this period.  Although our consumer, marine and contract manufacturing product groups have slightly waned due to current uncertainties in our marketplace, we remain optimistic that overall consumer confidence will not continue to slide.  At September 30, 2005 our backlogs still reflect positive trends at most of our facilities and still exceed total balances outstanding this time last year.  In addition, we have committed to new equipment purchases during fiscal 2006 that will also promote additional sales and productivity improvements.

Net income increased by $85,000 to $742,800 for the three months ended September 30, 2005 compared to $657,800 for the same period last year.  The overall increase in our net sales, coupled with savings derived from improved efficiencies in our workforce labor costs and reductions in workers compensation insurance costs, have been instrumental in offsetting unprecedented increases in resin and natural gas costs during the last three months.  As our nation continues to recover from its recent natural disasters in the Gulf Coast, we can anticipate that resin and natural gas costs will continue to be a concern and will burden future operating results.  As such, we will remain diligent in our efforts to offset these costs with systematic product price increases, ongoing elimination of wasteful costs and expanding our use of energy efficient equipment.

Learn more about RMI and its multitude of rotonically processed plastic products on our website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

	Three Months Ended September 30,
	2005	2004

Net sales	$12,500,100	$11,969,500

Income before taxes	$1,202,600	$1,100,600

Income tax provision:
Current	(531,000)	(478,900)
Deferred	71,200	36,100
	(459,800)	(442,800)

Net income	$742,800	$657,800

Income per common share
Basic/diluted:
Net income per common share	$.06	$.05

Stockholders’ equity (1)	$18,982,100	$17,834,100

Net book value per common share (2)	$1.59	$1.49

Common shares outstanding as of September 30,	11,914,200	11,978,300

(1)                                Net of treasury stock acquired and subsequently retired amounting to $71,100 and $4,800 for the three months ended September 30, 2005 and 2004, respectively.

(2)                                Computed on the basis of the actual number of common shares outstanding as of September 30, 2005 and 2004, respectively.